Exhibit 99.1

COMTECH AWARDED UNDEFINITIZED $80.7 MILLION CONTRACT
 TO SUPPORT THE BLUE FORCE TRACKING PROGRAM

Melville, NY, April 2, 2012 - Comtech Telecommunications Corp. (NASDAQ:CMTL) announced today that its Maryland-based subsidiary, Comtech Mobile Datacom Corporation, has been awarded a three-year indefinite delivery/indefinite quantity (“IDIQ”) contract to provide sustainment support for the U.S. Army’s Force XXI Battle Command Brigade and Below - Blue Force Tracking (“BFT-1”) program, a battle command real-time situational awareness and control system.  Under the terms of this contract, Comtech will provide engineering services, program management and satellite network operations on a cost-plus-fixed-fee basis, and hardware, including options for mobile satellite transceivers, on a firm-fixed-price basis to the U.S. Army. In addition, the U.S. Army has agreed to license Comtech’s intellectual property (“IP”).

The three-year BFT-1 IDIQ sustainment contract has a not-to-exceed value of $80.7 million. The contract’s base performance period begins April 1, 2012 and ends March 31, 2013 and provides for two twelve-month option periods exercisable by the U.S. Army. Except for a fixed annual IP license fee, the contract value is subject to finalization and downward negotiation. The payment of annual IP license fees beyond the base year is contingent upon the U.S. Army’s exercise of the optional performance periods. The specific terms and conditions related to the IP license are covered by a separate licensing agreement which provides for an initial licensing period that begins April 1, 2012 and ends March 31, 2013 and provides for annual renewals, at the U.S. government’s option, for up to a five-year period, after which time the U.S. government will have a limited non-exclusive right to use Comtech’s IP for no additional IP licensing fee.

Comtech also announced today the receipt of its first order under the BFT-1 sustainment contract. This $25.6 million undefinitized order has been initially funded in the amounts of $10.0 million for the IP license fee for the base performance period and an initial $7.0 million for engineering services, program management and satellite network operations. Pricing for the engineering services, program management and satellite network operations has not yet been finalized and cannot exceed $15.6 million.

Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., said, “We are delighted that Comtech and the U.S. Army worked together to sustain critical worldwide military operations and believe the receipt of this contract demonstrates the ongoing importance of the U.S. Army’s BFT-1 and MTS satellite tracking communication systems.”

Further, Paul Lithgow, President of Comtech Mobile Datacom Corporation, said, “We look forward to continued support of U.S. military forces using the system and we will do all we can to innovate and improve the system to be more efficient and cost effective for the nation.”

Comtech Mobile Datacom Corporation, a Germantown, Maryland-based company, is engaged in the provision of satellite-based packet data communication systems and location and messaging services through the use of advanced communication and network technology.  To learn more about Comtech Mobile Datacom, please visit the company’s website at www.comtechmobile.com.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contact:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
(631) 962-7000
Info@comtechtel.com

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